Exhibit 23.1

CONSENT OF INDEPENDENT REGSITERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-173279, 333-141321, 333-134296, and 333-125362 on Form S-3 and Registration Statement No 333-142848 on Form S-8 of our reports dated March 14, 2014, relating to the consolidated financial statements of PICO Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 14, 2014